Exhibit 10.20

December 30, 2016

Mr. Tom Vadaketh

2124 E 23 Street

Tulsa, OK 74114

Dear Tom,

The Cambrex management team enjoyed meeting with you throughout the interview process and I am delighted to extend an offer of employment to you to join Cambrex as Executive Vice President & Chief Financial Officer. You will report to me and receive an annual base salary of $400,000 per year.

You will also receive a one-time sign-on bonus of $50,000 payable on the one month anniversary of your start date. In the event of voluntary termination or involuntary termination for Cause within a 12 month period of your start date, the Company will seek repayment of the entire sign-on bonus amount.

Additionally, you will participate in the Company’s Executive Incentive Plan ("EIP"), the elements of which are determined by the Board of Directors annually. As such, you will be eligible for a bonus award of 60% of your base salary for achievement at target performance, with up to 40% for achievement at minimum performance and up to 200% for achievement of maximum performance. Please note that performance below minimum targets results in no bonus award. Bonus awards are subject to the approval of the Compensation Committee and are paid entirely in cash and distributed shortly after the finalization of the prior year’s financial results. The structure of the Executive Incentive Plan ("EIP"), including the metrics, percentage of base salary, and form of the award among other factors, is reviewed and approved by the Compensation Committee at the beginning of each year and is subject to change from year to year. Cambrex employees must be actively employed on the date the bonus awards are paid in order to receive the bonus award.

Upon commencement of your employment, we expect that you will enter into an Employment Agreement (the “Agreement”) with Cambrex Corporation, which will be provided to you separately and which shall become effective only in the event of a Change in Control as defined in the Agreement. Should your employment with Cambrex be involuntarily terminated for reasons other than for Cause (see the definition of “Cause” in the Agreement) without the Agreement becoming effective, you will be entitled, upon execution of an appropriate separation agreement, to receive a severance payment equal to your regular base salary for up to 12 months from your date of separation or until you find equivalent employment, if earlier.

The Cambrex Board of Directors has approved a new hire stock option grant equivalent to $800,000. The actual number of stock options will be determined by the Black Scholes value using the average of the high and low prices of Cambrex stock on your first day of employment as the exercise price. The stock options vest and are exercisable 25% per year over 4 years. Incentive based compensation will be subject to the Company’s claw back policy as required by the Dodd-Frank Act. This new hire stock option grant does not establish an annual entitlement for stock options. Each year, the Cambrex Board of Directors determines the breadth and depth of participation in the stock option program.

Mr. Tom Vadaketh

December 30, 2016

With regard to relocation, the Company will reimburse you for your reasonable (i) closing costs associated with the sale of your home in Tulsa, including the real estate commission, title search, etc., and (ii) costs in connection with one instance of moving household goods. The reimbursement amount will be grossed-up for tax purposes.

Conditions of relocation reimbursement: you must remain employed with the Company in a full-time capacity for a minimum of 24 consecutive months after relocation. In the event of voluntary termination or involuntary termination for Cause, relocation expenses reimbursed to employee by the Company under this policy must be repaid to the Company immediately upon status change according to the following schedule:

Length of Service From
Effective Date of Employment	Reimbursement% Due Cambrex for All Relocation
Within 12 months	100%
Within 18 months	75%
Within 24 months	50%

You will be eligible to participate in our Basic Life Insurance, Supplemental Life Insurance, Accidental Death and Dismemberment, Comprehensive Health, Flexible Spending, and Long Term Disability plans, commencing on the first day of active employment. Additionally, you will be eligible to participate in the Cambrex Savings Plan/401(k) commencing on the first of the month following 30 days of active service. Cambrex will match the first 6% of your contributions (100% on the first 3% and 50% on the next 3%) that you contribute to the Savings Plan. The Company match vests 20% on each anniversary of hire date and is fully vested after five years.

You will be eligible for four (4) weeks of vacation. In addition, Cambrex employees enjoy 12 holidays per year.

Commencement of work with Cambrex Corporation is contingent upon proof of eligibility of U.S. employment, a background check, completion of a pre-employment physical examination relating to the essential functions of the job and a drug screen, and the execution of a Confidentiality Agreement. Further, this offer and any commencement of employment is conditioned upon Cambrex’s satisfaction, in its sole discretion, that there are no restrictive covenants or legal actions which may preclude your ability to join or continue to work at Cambrex.

I look forward to you joining Cambrex. Please feel free to call me should you have any questions or if we can assist you in any way.

Sincerely,

Steven M. Klosk

President and Chief Executive Officer

Mr. Tom Vadaketh

December 30, 2016

Please indicate your acceptance of this arrangement by signing below and returning one copy of this letter to us. If you want to scan and return electronically (please also return one original copy), please email it to me at steve.klosk@cambrex.com with a copy to samantha.hanley@cambrex.com.

/s/ Tom Vadaketh	1/20/2017
Tom Vadaketh	Expected Start Date